Exhibit 99.2
Detroit Medical Center
Supplementary Financial Information (unaudited)
Reconciliation of Adjusted EBITDA to Excess of Revenue Over Expenses for The Detroit Medical Center
     The following table provides Adjusted EBITDA of DMC for certain historical periods and includes a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure to Adjusted EBITDA, excess of revenue over expenses (expenses over revenues), which measure Vanguard deems to be equivalent to net income (loss) attributable to stockholders, for these historical periods.

			Nine months	Nine months
	Year ended	Year ended	ended	ended
	December 31,	December 31,	September 30,	September 30,
	2008	2009	2009	2010
	(In millions)
Excess of revenue over expenses (expenses over revenue)	$(0.2)	$46.8	$56.0	$35.2
Interest	34.4	32.0	24.3	22.1
Depreciation and amortization	78.0	81.5	60.7	58.9
Pension expense (gains)	(20.6)	31.0	23.3	11.9
Impairment loss	—	1.3	—	—
Unrealized losses (gains) on investments	46.3	(36.3)	(35.3)	(5.5)
Regulatory settlement expense	—	—	—	30.0
Acquisition related expenses	—	—	—	3.5
Investment loss (income) and other non-operating items	(1.3)	(3.1)	3.0	(6.3)

Adjusted EBITDA (1)	$136.6	$153.2	$132.0	$149.8

(1) We define Adjusted EBITDA as income (loss) attributable to stockholders before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, equity method income, stock compensation, gain or loss on disposal of assets, monitoring and management fees and expenses, realized and unrealized gains or losses on investments, acquisition related expenses, debt extinguishment costs, impairment losses, pension expense, regulatory settlement expense and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.